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                         CERTIFICATE OF AMENDMENT

                                  OF THE

                   RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                        FINET HOLDINGS CORPORATION

     FINET HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a duly noticed and constituted meeting of the Board of

Directors of said corporation, the Board, pursuant to a Plan of

Reorganization approved at such meeting, unanimously adopted the following resolutions:

     WHEREAS, this Board of Directors has determined that certain amendments to the corporation's Restated Certificate of Incorporation are advisable for the best interests of the corporation and that said amendments should be submitted to the shareholders for their consent and authorization at the corporations annual meeting as provided for by Section

222 and 242 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED: That Article FOURTH of the Restated

Certificate of Incorporation of this corporation be amended to read as follows:


     "FOURTH: Capital Stock. The total number of shares which the Corporation shall have authority to issue is Thirty Million One Hundred Thousand (30,100,000) shares, consisting of One Hundred Thousand (100,000) shares of Preferred Stock, of the par value of one cent ($.01) per share (hereinafter called "Preferred Stock"), and Thirty Million (30,000,000) shares of common stock, of the par value of one cent ($.01) per share (hereinafter called "common stock"). RESOLVED FURTHER, that Article FIFTH of the Restated Certificate of

Incorporation of this corporation be amended by adding a subsection 5 to

Section C thereof as follows:


     "5. Upon the filing of this Amendment to the Restated Certificate of Incorporation of the Corporation, every two (2) shares of outstanding common stock shall be automatically reclassified, changed and converted into one (1) share of common stock. No fractional shares of common stock shall be issued upon such conversion, but in lieu thereof, the Corporation shall pay a cash adjustment for such fractional interest at the rate of $.50/share. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the
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     filing of this Amendment shall represent such shares as reclassified, changed and converted following the filing of this amendment."

     SECOND:  That, at the annual meeting of the stockholders of the corporation, duly notice and held in compliance with the provisions of

Sections 222 and 242 of the General Corporation Law of the State of

Delaware, the holders of a majority of the issued and outstanding shares of stock of the corporation entitled to vote, voted in favor of these amendments as adopted, pursuant to resolution, by the Board of Directors and thus the necessary number of shares required by the statute were voted in favor of, and consented to, the amendments.


     IN WITNESS WHEREOF, FINET HOLDINGS CORPORATION has caused this certificate to be signed by L. Daniel Rawitch, its Chief Executive Officer,

on this 9th day of October, 1996.


                              FINET HOLDINGS CORPORATION
                           By  /s/ L. Daniel Rawitch

                               L. Daniel Rawitch,
                                   Chief Executive Officer



                         Attest:  /s/ Jan Hoeffel
                              Jan Hoeffel, Secretary



     I hereby acknowledge that the signing of this Certificate is my act and deed and the act and deed of the Corporation, and that the facts stated therein are true.

     Executed under penalty of perjury on the 9th day of October, 1996.


/s/ L. Daniel Rawitch

                              L. Daniel Rawitch